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                                                                     EXHIBIT 4.3


                                 CH-TWENTY, INC.
                            CAPITAL ACCUMULATION PLAN


                          EFFECTIVE AS OF JULY 1, 1997



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                                 CH-TWENTY, INC.
                            CAPITAL ACCUMULATION PLAN



To record the adoption of the CH-Twenty, Inc. Capital Accumulation Plan, effective July 1, 1997, the undersigned, being duly authorized to act on behalf of CH-Twenty, Inc. has executed this plan document at Los Angeles, California on the 30th day of June, 1997.





ATTEST:                                        CH-TWENTY, INC.



BY:  /s/ ARMINEH SIMONIAN               BY: /s/ ALLAN L. COMSTOCK
    --------------------------              ----------------------------------
                                              ALLAN L. COMSTOCK
                                              President



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                                 CH-TWENTY, INC.
                            CAPITAL ACCUMULATION PLAN
                                TABLE OF CONTENTS


                                                                                       Page No.
                                                                                       --------
INTRODUCTION ...............................................................................1

Section 1 - DEFINITION
             1.1      Acquisition Loan......................................................2
             1.2      Administrator.........................................................2
             1.3      Annual Earnings or Earnings...........................................2
             1.4      Capital Accumulation Plan Administrative Committee....................2
             1.5      Code..................................................................2
             1.6      Company...............................................................2
             1.7      Credit Company Service................................................2
             1.8      Effective Date........................................................3
             1.9      Elective Deferrals or Deferrals.......................................3
             1.10     Employee..............................................................3
             1.11     ERISA.................................................................3
             1.12     Financed Shares.......................................................3
             1.13     Highly Compensated Employee...........................................3
             1.14     Hours of Service......................................................5
             1.15     Medical Board.........................................................7
             1.16     Member................................................................7
             1.17     Member's Account or Account...........................................7
             1.18     Plan or Plans.........................................................8
             1.19     Plan Year.............................................................8
             1.20     Predecessor Plan......................................................8
             1.21     Salary Reduction Agreement............................................8
             1.22     Subsidiary or Affiliate...............................................8
             1.23     Trustee...............................................................9

Section 2 - MEMBERSHIP - ELIGIBILITY
             2.1      Membership............................................................10
             2.2      Notice to Administrator...............................................10
             2.3      Transferees...........................................................11
             2.4      Membership Termination................................................11

Section 3 - MEMBERS' ELECTIVE DEFERRALS
             3.1      Members' Elections....................................................13
             3.2      Contribution of Elective Deferrals....................................13
             3.3      Annual Dollar Limitation..............................................14
             3.4      Actual Deferral Percentage Tests......................................15
             3.5      Return of Elective Deferrals to Members...............................15
             3.6      Make-Up Elective Deferrals............................................16



                                        i
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

Section 4 - COMPANY CONTRIBUTION
             4.1      Company Contribution..................................................17
             4.2      Form of Contribution..................................................17
             4.3      Members Excluded From Contribution....................................17
             4.4      Actual Contribution Percentage Test...................................17
             4.5      Distribution of Excess Contributions..................................18
             4.6      Section 415 Limitations...............................................18
             4.7      Nonelective Contributions.............................................20
             4.8      Exclusive Benefit.....................................................20

Section 5 - FINANCED SHARES
             5.1      Acquisition Loans.....................................................21
             5.2      Payments on Acquisition Loan..........................................22

Section 6 - INVESTMENT OF MEMBER'S ACCOUNTS
             6.1      Members' Accounts.....................................................25
             6.2      Investment of Elective Deferrals Transferred Amounts
                          and Certain Company Contributions.................................25
             6.3      Investment of Company Contributions ..................................27
             6.4      Funds Invested in the Money Market Fund...............................28
             6.5      Sale and Reinvestment of Common Stock Equity Fund Units,
                          Bond Fund Units, International Equity Fund Units or Balanced
                           Fund Units.......................................................29
             6.6      Directives............................................................30
             6.7      Purchases and Sales of Atlantic Richfield Company
                           Common Stock.....................................................31
             6.8      Voting of Atlantic Richfield Company Common Stock.....................33
             6.9      Title of Investments..................................................35
             6.10     Allocation of Trust Earnings and Valuation of Trust Investments.......35
             6.11     Purchase and Redemption of the Equity Fund, Bond Fund,
                        International Equity Fund and Balanced Fund Units...................36
             6.12     Voting of the Money Market Fund, Equity Fund, Bond fund and
                         International Equity Fund Investments..............................38
             6.13     Investment Advisory Fees..............................................38
             6.14     Member Protection.....................................................38
             6.15     Confidentiality.......................................................38

Section 7 - WITHDRAWALS DURING EMPLOYMENT DUE TO FINANCIAL HARDSHIP
             7.1      Application for Withdrawal............................................40
             7.2      Basis for Withdrawal..................................................40
             7.3      Payment of Withdrawal.................................................41
             7.4      Condition to Receipt of Withdrawal....................................41



                                       ii
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

Section 8 - PAYMENTS ON TERMINATION OF COMPANY EMPLOYMENT, DIVORCE
              OR OTHER REASONS
             8.1      Termination of Employment.............................................43
             8.2      Death.................................................................44
             8.3      Disability............................................................45
             8.4      Divorce...............................................................46
             8.5      Rollover..............................................................46
             8.6      Notice................................................................47
             8.7      Distributions.........................................................47
             8.8      Distribution of Benefits..............................................47

Section 9 -  CAPITAL ACCUMULATION PLAN ADMINISTRATIVE COMMITTEE
             9.1      Capital Accumulation Plan Administrative Committee....................48
             9.2      Rules of Conduct......................................................48
             9.3      Legal, Accounting, Clerical...........................................48
             9.4      Interpretation of Provisions..........................................48
             9.5      Records of Administration.............................................49
             9.6      Claims for Benefits...................................................49
             9.7      Liability of Committee................................................51
             9.8      Medical Board.........................................................51
             9.9      Unallocated Member....................................................51
             9.10     Legal Representative..................................................52

Section  10 - AMENDMENTS, DISCONTINUANCE, LIABILITIES
             10.1     Amendment of Plan.....................................................53
             10.2     Termination...........................................................53
             10.3     Liability of Company..................................................53

Section 11 - MISCELLANEOUS
             11.1      Employment...........................................................54
             11.2      Benefits Not Assignable..............................................54
             11.3      Discharge of Liability...............................................54
             11.4      Governing Laws.......................................................54
             11.5      Limitation on Mergers................................................54
             11.6      Delegation of Fiduciary or Administrative Responsibilities...........55
             11.7      Named Fiduciary......................................................55
             11.8      Transferred Funds....................................................56

Section 12 - TOP HEAVY PROVISIONS
             12.1      Definitions..........................................................58
             12.2      Minimum Allocation...................................................62
             12.3      .....................................................................64
             12.4      .....................................................................64
             12.5      .....................................................................64
             12.6      .....................................................................64



                                      iii

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

Section 13 - LOANS TO MEMBERS
             13.1      General..............................................................65
             13.2      Eligibility..........................................................65
             13.3      Loan Amount..........................................................65
             13.4      Frequency............................................................66
             13.5      Interest Rate........................................................67
             13.6      Security.............................................................67
             13.7      Funding of the Loan..................................................68
             13.8      Repayment of the Loan................................................68
             13.9      Deemed Distribution..................................................69
             13.10     Default..............................................................69

Section 14 - TRANSFERS FROM OTHER PLANS
             14.1      Transfers from Other Qualified Plans.................................70
             14.2      Transfers from Individual Retirement Accounts........................70
             14.3      Participation........................................................71
             14.4      Administration.......................................................71



                                       iv
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                                 CH-TWENTY, INC.
                            CAPITAL ACCUMULATION PLAN

                                  INTRODUCTION

This Plan is intended to qualify as a Stock Bonus Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and as a Qualified Cash or Deferred Arrangement under Section 401(k) of the Code. Part of the Plan (the "ESOP Part") is intended to qualify as an Employee Stock Ownership Plan under
Section 4975(e)(7) of the Code and such part is designed to invest primarily in Atlantic Richfield Company Common Stock.

The class of employees eligible to participate in this Plan previously participated in the Atlantic Richfield Capital Accumulation Plan II. The assets and liabilities of the Atlantic Richfield Capital Accumulation Plan allocable as of June 30, 1997 to the participants in this Plan who commenced participation effective July 1, 1997 were transferred to the Plan.

The Plan is effective July 1, 1997.



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                                    SECTION 1
                                   DEFINITIONS

1.1 "Acquisition Loan" means a loan or other extension of credit used by the Trustee to finance the acquisition of Atlantic Richfield Company Common Stock.

1.2     "Administrator" means the Capital Accumulation Plan Administrative
        Committee.

1.3 "Annual Earnings" or "Earnings" means the annual, actual wages or salary paid to a Member for the Member's personal service, including the amount of any salary reduction pursuant to Section 125 and Section 401(k) of the Code, as amended, but excluding extra pay such as overtime, premiums, bonuses, living or other allowances. Annual Earnings or Earnings shall not exceed $160,000, as adjusted each plan year pursuant to Section 401(a)(17)(B) of the Code.

1.4 "Capital Accumulation Plan Administrative Committee" means the committee provided for in Section 9 of this Plan.

1.5     "Code"  means the Internal Revenue Code of 1986, as amended.

1.6 "Company" means CH-Twenty, Inc. and such of its Subsidiaries or Affiliates whose Employees are included in this Plan upon authorization of the Board of Directors of CH-Twenty, Inc. and adoption of this Plan by the Board of Directors of such authorized Subsidiary or Affiliate.

1.7 "Credited Company Service" means service with the Company, a predecessor company, and/or a Subsidiary or Affiliate which service the Company recognizes, on a basis uniformly applicable to all persons similarly situated, for purposes of this Plan.



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1.8     "Effective Date" means the effective date of the Plan which is July 1,
        1997.

1.9 "Elective Deferrals" or "Deferrals" means reductions pursuant to a Salary Reduction Agreement, in whole percentages from one percent through 17 percent, of a Member's Annual Earnings, which amounts are transferred by the Company to the Trustee of the Plan.

1.10    "Employee"  means any person who is employed by the Company, excluding:

        (a) Casual Employees, Project Employees and Leased Employees, as defined under the Company's Employment Status Classification Policy;

        (b) Employees represented by any collective bargaining agent which has not negotiated the benefits of this Plan provided that retirement benefits were the subject of good faith negotiations between the Company and bargaining agent; and

        (c) Any division or group of employees which is expressly excluded from eligibility for this Plan by action of the Board of Directors of the Company.

1.11    "ERISA" means the Employee Retirement Income Security Act of 1974.

1.12 "Financed Shares" means shares of Atlantic Richfield Company Common Stock acquired by the Trustee with the proceeds of an Acquisition Loan.

1.13    "Highly Compensated Employee" means:

        (a) Any employee who performs service during the determination year and is described in one or more of the following groups:

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                (i)     An employee who is a five percent owner, as defined in
                        Section 416(i)(1) of the Code, at any time during the determination year or the look-back year, as defined below; or

                (ii) An employee who receives compensation in excess of $80,000, as adjusted pursuant to Section 415(d) of the Code for Plan Years commencing after December 31, 1997, during the look-back year and, at the election of the Administrator, is a member of the top-paid group, as defined below, for the look-back year;

        (b) For purposes of the definition of Highly Compensated Employee the following will apply:

                (i) The determination year is the Plan Year for which the determination of who is highly compensated is being made; or if the Company makes the election pursuant to Treas. Reg. 1.414(q)-IT Q&A-14(b), the period by which the determination year extends beyond the calendar year referred to in Subparagraph 1.13(b)(ii).

                (ii) The look-back year is the 12-month period immediately preceding the determination year, or if the Company makes the election pursuant to Treas. Reg. 1.414(q)-IT Q&A-14(b), the calendar year ending with or within the determination year.

                (iii) The top-paid group consists of the top 20 percent of employees ranked on the basis of compensation received during the year. For purposes of determining the number of employees in the top paid group, employees who have not completed six months of service by the end of the Plan Year (including service in the immediately preceding Plan Year); who normally work less than 17-1/2 hours per week; who work less than six months during any year; who are nonresident aliens with no income from sources within the United States or who have not had their 21st birthday by the end of the Plan Year shall be included.

                (iv)    Employers aggregated under Section 414(b), (c), (m), or
                        (o) of the Code are treated as a single employer.

                (v) Compensation, for purposes of this Paragraph 1.13 means compensation within the meaning of Section 415(c)(3) of the Code without regard to Section 125, Section 402(e)(3) and Section 402(h)(1)(B) of the Code.

        (c) A former employee who has a separation year prior to the determination year and who was a highly compensated active employee for either (i) such employee's separation year, or (ii) any determination year ending on or after the employee's 55th birthday will be a Highly Compensated Employee. Generally, a separation year is the determination year the employee separates from service.

        (d) If elected by the Administrator, Subparagraph 1.13(a) shall be modified by substituting the simplified method pursuant to
                Section 4 of Rev. Proc. 93-42, in which case the Highly Compensated Employees shall be determined under Subparagraph 1.13(a) on the basis of the look-back year and determination year, or the determination year only, taking into account all employees employed during such year.

1.14    "Hour of Service"  means:

        (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company or any Subsidiary or Affiliate during the computation period in which the duties are performed.

        (b) Each hour for which an Employee is paid, or entitled to payment, by the Company or any Subsidiary or Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence.

        (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or any Subsidiary or Affiliate. Such hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains.

        (d) An Employee will be credited with 200 Hours of Service, to the extent required by Federal law, for each month during which the Employee is on active duty in the Armed Forces of the United States and for which the Employee is not paid or entitled to be paid by the Company or any Subsidiary or Affiliate.

        (e) Hours credited for any period under any provision of this Paragraph 1.14 may not also be credited for the same period under any other provisions of this Plan. Hours shall be credited under Subparagraphs 1.14(a) thru (c) pursuant to U. S. Department of Labor Regulations under 29CFR Section 2530.200b-2, which are incorporated herein by this reference.

        (f) For all purposes under the Plan, an Employee shall be credited with 200 Hours of Service for each calendar month in which the Employee would otherwise be credited with one or more Hours of Service.

        (g) Solely for purposes of determining whether a break in service has occurred in a computation period, and to the extent it does not duplicate Hours of Service credited under any other provision of this Paragraph 1.14, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight Hours of Service per day of such absence. For purposes of this subparagraph, an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual; (ii) by reason of a birth of a child of the individual; (iii) by reason of the placement of a child with the individual in connection with the adoption of the child by such individual; or
                (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this subparagraph shall be credited within the computation period in which the absence begins if the crediting is necessary to prevent a break in service in that period, or in all other cases, in the following computation period.

1.15    "Medical Board" means the board of physicians provided for in Paragraph
        9.8.

1.16 "Member" means an Employee who has qualified for membership in accordance with the requirements of this Plan.

1.17 "Member's Account" or "Account" means a separate account maintained by the Trustee for each Member consisting of (a) one subaccount to which is allocated the Member's Elective Deferrals and transfers pursuant to
        Section 14 of the Plan, as adjusted for earnings and withdrawals, and realized and unrealized gains and losses attributable thereto; and (b) a second subaccount to which is allocated the Company's contribution as adjusted for earnings and withdrawals, and realized and unrealized gains and losses attributable thereto.

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1.18    "Plan" or "Plans" means the CH-Twenty, Inc. Capital Accumulation Plan as set forth herein, and any amendments thereto.

1.19 "Plan Year" means the period commencing on July 1 of each calendar year and ending on June 30 of the immediately following calendar year.

1.20    "Predecessor Plan" means the Atlantic Richfield Capital Accumulation
        Plan II.

1.21 "Salary Reduction Agreement" means an agreement entered into between the Member and the Company, and by which the Member agrees to accept a reduction in Earnings from the Company equal to any whole (or fractions, as required by adjustments under Paragraph 3.3) percentage, per payroll period, not to exceed 17 percent. This agreement shall apply to each payroll period during the period it is in effect in which the Member receives Earnings. In consideration of such agreement, the Company will transfer to the Member's Elective Deferral subaccount the amount of the Elective Deferral at the time that regular salary payments are made to its Employees.

1.22    "Subsidiary" or "Affiliate"  means:

        (a) All corporations which are members of a controlled group of corporations within the meaning of Section 1563(a) of the Code [determined without regard to Section 1563(a)(4) and Section 1563(e)(3)(C) of said Code] and of which CH-Twenty, Inc. is then a member. Subsidiary or Affiliate shall include Atlantic Richfield Company and its Subsidiaries or Affiliates; and

        (b) All trades or businesses, whether or not incorporated, which, under the regulations prescribed by the Secretary of the Treasury pursuant to Section 210(d) of ERISA or Section 414(c) of the Code, are then under common control with CH-

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                Twenty, Inc., or with respect to the last sentence of
                Subparagraph 1.22(a), Atlantic Richfield Company.

1.23 "Trustee" means the persons or corporations, or both, designated by agreement of trust between them and CH-Twenty, Inc. to hold contributions from the Company, Deferrals of Members, transfers pursuant to Section 14 investments thereof and earnings thereon. The duties and responsibilities of the Trustee shall be those set forth in the trust agreement.

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                                    SECTION 2
                            MEMBERSHIP - ELIGIBILITY

2.1     Membership

        (a) Elective Deferrals - An Employee who is paid on the United States dollar payroll of the Company may become a Member and make Elective Deferrals on the Employee's date of employment.

                To become a Member, an Employee must enter into a Salary Reduction Agreement in accordance with Section 3.

        (b) Company Contributions - An Employee who is paid on a United States dollar payroll of the Company shall be eligible for Company contributions on the earlier of (i) or (ii) below:

                (i)     Completion of six months of Credited Company Service; or

                (ii) Completion of 1,000 Hours of Service during any 12-consecutive-month period commencing on the Employee's date of employment or any anniversary thereof.

2.2     Notice to Administrator

        The Company shall advise the Administrator as to the date an Employee becomes a Member. In the event that any question arises as to the eligibility of any Employee, the decision of the Administrator as to such Employee's eligibility shall be binding upon the Company, the Employees, the Members, the beneficiaries, and any and all other persons having or claiming any interest hereunder.

2.3     Transferees

        If an Employee transfers to the Company from a Subsidiary or Affiliate and the Employee was making an Elective Deferral under a Capital Accumulation Plan as of the date of transfer, and was eligible for a Company contribution, the Employee shall be eligible for a Company contribution as soon as possible following the date of transfer.

2.4     Membership Termination

        (a)     An Employee's membership shall terminate upon:

                (i) Death, disability, dismissal, retirement or termination of employment for any other reason;

                (ii) Continuation of a Participant's employment with an acquiring employer in conjunction with a sale to the acquiring employer of substantially all of the assets used by the Company or any Subsidiary or Affiliate in a trade or business which such entity conducts; or

                (iii) A disposition of the Company's interest in a Subsidiary or Affiliate when the Participant continues employment with such Subsidiary or Affiliate.

        (b) A Member may not voluntarily terminate membership in this Plan during active employment with the Company.

        (c) If a Member transfers to a Subsidiary or Affiliate which is not participating in this Plan, or to an employment classification excluded from Plan participation, the Member's Account shall not be distributed until the Member has terminated employment with the Company or all of its

                Subsidiaries or Affiliates or is involved in a sale described in Subparagraph 2.4(a)(ii) or (iii).

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                                    SECTION 3
                           MEMBERS' ELECTIVE DEFERRALS

3.1     Members' Elections

        Each Member who is an Employee may enter into a Salary Reduction Agreement with the Company providing for withholding of Elective Deferrals from each of the Member's regular paychecks at a rate of one percent to 17 percent of the Member's Earnings, in whole percentages. A Salary Reduction Agreement shall remain in effect until changed by the Member.

        A Member's election shall be made in the manner prescribed by the Administrator. A Member may change the Member's election with respect to the Member's rate of future contributions at any time by giving notice in such manner as is prescribed by the Administrator. Such changes shall be effective as of the payroll period beginning after the date of receipt of such notice by the Administrator.

        The Company may limit or reduce its Salary Reduction Agreement with any Member at any time, on a nondiscriminatory basis, to the extent necessary to ensure compliance with the limitations of Paragraph 3.3 or 3.4.

3.2     Contribution of Elective Deferrals

        The Company shall pay to the Trustee on behalf of each Member the Deferrals elected by the Member. A Member's Elective Deferrals for a Plan Year shall be paid to the Trustee no later than 30 days after the last day of the Plan Year. Elective Deferrals may be paid to the Trustee in the following forms:

        (a)     To the extent that a Member has directed pursuant to Paragraph
                6.2 that his or her Elective Deferrals be invested in an option other than Atlantic Richfield Common Stock, such Elective Deferrals shall be paid to the Trustee in cash;

        (b) To the extent that a Member has directed pursuant to Section 6.2 that his or her Elective Deferrals be invested in Atlantic Richfield Company Common Stock under the Non-ESOP Part of the Plan, such Elective Deferrals may be paid to the Trustee in cash, in shares of Atlantic Richfield Company Common Stock, or in any combination thereof; and

        (c)     To the extent that a Member has directed pursuant to Paragraph
                6.2 that his or her Elective Deferrals be invested in Atlantic Richfield Company Common Stock under the ESOP Part of the Plan, such Elective Deferrals may be paid to the Trustee in cash, in shares of Atlantic Richfield Company Common Stock, in the form of forgiveness of indebtedness on an Acquisition Loan from the Company to the Plan, or in any combination thereof.

3.3     Annual Dollar Limitation

        (a) A Member's Elective Deferrals for a calendar year, when considered together with the amount of salary reduction elected by the Member under any other plan meeting the requirement of
                Section 401(k) of the Code, may not exceed $9,500, as adjusted pursuant to Code Section 415(d) for Plan years commencing after December 31, 1997.

        (b) Once a Member's Elective Deferrals reach the limitation described in Subparagraph 3.3(a), all subsequent deferrals will be suspended for the remainder of the calendar year. Elective Deferrals will automatically resume on the following January 1. Unless the Member elects to change the Elective Deferral percent according to Paragraph 3.1, Elective Deferrals will resume at the rate in effect on the suspension date.

        (c) If a Member notifies the Administrator on or before March 31 after the close of a calendar year that the Member's total Elective Deferrals (within the meaning of Section 402(g)(3) of the Code) for such calendar year exceed the limitation of Subparagraph 3.3(a), the Administrator shall direct that such excess Elective Deferrals, plus any income and minus any loss allocable thereto for the calendar year, be distributed no later than the April 15 following notification to the Administrator. A Member is deemed to notify the Administrator of Elective Deferrals in excess of the limitation in Subparagraph 3.3(a) that arise by taking into account those Elective Deferrals made to the Plan or to any other Plan of the Company or a Subsidiary or Affiliate.

        (d) For purposes of Subparagraph 3.3(c), gain or loss allocable to excess Elective Deferrals shall be computed under the method used by the Plan to allocate gains and losses.

3.4     Actual Deferral Percentage Tests

        The Plan shall comply with the requirements of Section 401(k)(3) of the Code and the regulations thereunder, including Treas. Reg. 1.401(k)-1(b), which provisions are incorporated herein by this reference. To the extent permitted by regulations, matching contributions described in Paragraph 4.1 and nonelective contributions described in Paragraph 4.7 may, at the discretion of the Administrator, be deemed Elective Deferrals for purposes of this Paragraph 3.4.

3.5     Return of Elective Deferrals to Members

        (a) If the Administrator determines pursuant to Paragraph 3.4, that a Member is not eligible to defer any or all amounts elected under Paragraph 3.1, the Administrator may elect, in its discretion, to pursue any of the following steps or any combination of them:

                (i) The Administrator may authorize a suspension or reduction of Elective Deferrals made under Paragraph 3.1 by authorizing a suspension or reduction of deferrals above a specific dollar amount or percent of compensation.

                (ii) The Administrator may reduce the Elective Deferrals of Highly Compensated Employees to the percent necessary to meet the requirements of Paragraph 3.4. The reduction will be accomplished by reducing the Elective Deferrals of Highly Compensated Employees in order of their Actual Deferral Percents, as defined in regulations, beginning with the Members having the highest percent until a requirement of Paragraph 3.4 is met. The total amounts reduced, together with gain or loss allocable thereto for the Plan Year, will be paid by the end of the following Plan Year to Highly Compensated Employees beginning with such employees having the highest dollar amount of Elective Deferrals.

        (b) Gain or loss, for purposes of Subparagraph 3.5(a) allocated to excess contributions shall be computed under the method used by the Plan to allocate gains and losses.

        (c) Amounts distributable under Subparagraph 3.5(a) will be reduced by excess deferrals previously distributed because the limit under Paragraph 3.3 was exceeded.

        (d) This Paragraph 3.5 will be applied after taking into account any reduction in, or repayment, of Elective Deferrals under Paragraphs 3.3 and 4.6.

3.6     Make-Up Elective Deferrals

        Notwithstanding any provision of the Plan to the contrary, Elective Deferrals with respect to qualified military service may be made in accordance with Section 414(u) of the Code.

                                    SECTION 4
                              COMPANY CONTRIBUTION

4.1     Company Contribution

        Subject to the provisions of Paragraphs 4.3 and 4.4, for each pay period, the Company shall pay to the Trustee a contribution on behalf of each Member equal to 160 percent of the Member's Elective Deferrals (including Make-Up Elective Deferrals under Paragraph 3.6) for the pay period which do not exceed five percent of the Member's Earnings for the pay period. This contribution shall be made no later than 30 days following the date on which the related Member Deferrals are made, and except for Members who have attained age 55, shall be made under the ESOP Part of the Plan.

4.2     Form of Contribution

        Company contributions made pursuant to Paragraph 4.1 may be made in the form of cash, shares of Atlantic Richfield Company Common Stock, forgiveness of indebtedness on an Acquisition Loan from the Company to the Plan, or any combination of the foregoing.

4.3     Members Excluded From Contribution

        The Company contribution described in Paragraph 4.1 shall not be made on behalf of a Member whose base salary is more than $150,000 on an annualized basis.

4.4     Actual Contribution Percentage Test

        The Plan shall comply with the requirements of Section 401(m)(2) and
        Section 401(m)(9) of the Code, and the regulations thereunder, including Treas. Reg. Section 1.401(m)-1(b) and Treas. Reg. Section 1.401(m)-2, which provisions are incorporated herein by this reference. To the extent permitted by regulations, Elective Deferrals described in Paragraph 3.1 and nonelective contributions described in Paragraph 4.7 may, at the discretion of the Administrator, be taken into account in satisfying this Paragraph 4.4.

4.5     Distribution of Excess Contributions

        (a) If the Administrator determines, in its discretion, that the allocation of Company contributions pursuant to Paragraph 4.1 to Members' Accounts for a Plan Year does not meet a requirement of Paragraph 4.4, the Administrator may reduce the allocation of such Company contributions to the Accounts of certain Members who are Highly Compensated Employees to the extent necessary to meet that requirement. The reduction will be accomplished by reducing allocations to the Accounts of Members who are Highly Compensated Employees in order of their Actual Contribution Percents, beginning with the Member having the highest percent until a requirement of Paragraph 4.4 is met. The total reduced amounts, adjusted by gain or loss allocable thereto for the Plan Year, will be returned by the end of the following Plan Year to Highly Compensated Employees beginning with such employees having the highest dollar amount of Elective Deferrals.

        (b) Gain or loss, for purposes of Subparagraph 4.5(a), allocated to excess aggregate contributions shall be computed under the method used by the Plan to allocate gains and losses.

4.6     Section 415 Limitations

        (a) In addition to other limitations set forth in the Plan and notwithstanding any other provisions of the Plan, "annual additions" made to this Plan (and all other defined contribution plans required to be aggregated with the Plan under the provisions of Section 415 of the Code) shall not exceed an amount in excess of the limit set forth in such section of the Code. For purposes of calculating such limit under Section 415 of the Code, the "limitation year" shall be the calendar year. Deferrals and Company Contributions, pursuant to Paragraph 4.1, in excess of the actual deferral and contribution percent tests of Sections 3.4 and 4.4 are considered annual additions even if corrected through distribution.

        (b) If the limitations described in Section 415(c) of the Code are exceeded for a Member for a limitation year, the excess will be eliminated as follows:

                (i) Provisions of any other defined contribution plans established by the Company or a Subsidiary or Affiliate which have caused the limits to be exceeded will be applied; provided, however, that if such other Plan is described in Section 401(k) of the Code, the provisions of the Plan in which the Member is active as of the last day of the limitation year shall be applied before the provisions of the Plan in which the Member is inactive.

                (ii) Amounts attributable to after tax contributions made by the Member to the Plan (or any other plan maintained by the Company or any Subsidiary or Affiliate) shall be paid to the Member.

                (iii) Amounts attributable to Elective Deferrals made by a Member to the Plan (or any other plan maintained by the Company or a Subsidiary or Affiliate) shall be paid to the Member.

                (iv) The excess, if any, will be held unallocated in a suspense account. The suspense account will be applied to reduce contributions for remaining Members in the limitation year, and each succeeding limitation year, if necessary. If a suspense account is in existence at any time during the limitation year pursuant to this subparagraph, it will not participate in the allocation of the investment gains and losses.

        (c) If the limitations described in Section 415(e) of the Code are exceeded for a Member for a limitation year, the excess will be eliminated by applying the provisions of the defined benefit plan in which the Member participates.

4.7     Nonelective Contributions

        (a) The Administrator, in its sole discretion, may make a nonelective contribution to the Accounts of certain Members who are not highly compensated to the extent necessary to satisfy the requirement of Paragraph 3.4 and/or 4.4 of the Plan, or to assist the Plan or any other plan of the Company or any Subsidiary or Affiliate to satisfy the requirements of Section 410(b) of the Code.

        (b) A contribution under this Paragraph 4.7 shall be allocated to eligible Member's in the ratio that the Earnings of each such Member for the Plan Year bears to the total Earnings of all such Member's for the Plan Year.

        (c) The Company shall make contributions necessary to reinstate Members' Accounts pursuant to Paragraph 9.9 of the Plan.

4.8     Exclusive Benefit

        The corpus or income of the trust may not be divested to or used for other than the exclusive benefit of the Members and their beneficiaries and to defray reasonable expenses of administering the Plan.

                                    SECTION 5
                                 FINANCED SHARES

5.1     Acquisition Loans

        CH-Twenty, Inc., by action of its President, may direct the Trustee to incur Acquisition Loans from time to time to finance the acquisition of Atlantic Richfield Company Common Stock (Financed Shares) under the ESOP Part of the Plan or to repay a prior Acquisition Loan. For this purpose, an installment obligation incurred in connection with the purchase of Atlantic Richfield Company Common Stock shall be treated as an Acquisition Loan.

        An Acquisition Loan shall be for a specific term, shall bear a reasonable rate of interest, and shall not be payable on demand except in the event of default. An Acquisition Loan may be secured by a pledge of the Financed Shares so acquired (or acquired with the proceeds of a prior Acquisition Loan which is being refinanced). No other assets of the Plan may be pledged as collateral for an Acquisition Loan, and no lender shall have recourse against assets of the Plan other than Financed Shares remaining subject to pledge. If the lender is a "party in interest" [as defined in Section 3(14) of ERISA], the Acquisition Loan must provide that in the event of default, assets of the Plan may be transferred to the lender only upon, and to the extent of, the failure of the Plan to meet the payment schedule of the Acquisition Loan. Any pledge of Financed Shares must provide for the release of the shares so pledged as payments on the Acquisition Loan are made by the Trustee and such Financed Shares are allocated to Members' Accounts under Paragraph 5.2.

        Payments of principal and/or interest on any Acquisition Loan shall be made by the Trustee, as directed by the Company, only from: (a) Company contributions paid in cash to enable the Plan to make payments on such Acquisition Loan [including Elective Deferrals contributed under Paragraph 3.2, to the extent that Members have directed pursuant to Paragraph 6.2 that such Elective Deferrals be invested in shares of Atlantic Richfield Company Common Stock under the ESOP Part of the Plan] and earnings attributable thereto; (b) the proceeds of any Acquisition Loan and the earnings attributable thereto; and (c) any cash dividends received by the Plan on the Financed Shares purchased with the proceeds of such Acquisition Loan. The payments made with respect to an Acquisition Loan for a Plan Year must not exceed the sum of such Company contributions, proceeds, earnings, and dividends for that Plan Year and prior Plan Years, as reduced by the amount applied to make such payments in prior Plan Years. As directed by CH-Twenty, Inc., the Trustee also may sell any Financed Shares that have not yet been allocated to Members' Accounts and use the proceeds from such sale to pay principal and/or interest on the Acquisition Loan used to acquire such shares.

5.2     Payments on Acquisition Loan

        The acquisition of Atlantic Richfield Company Common Stock with the proceeds of an Acquisition Loan may be made on the open-market, or from Atlantic Richfield Company, in a single purchase or a series of purchases over a period of time. Prior to use for such purchase or purchases, the Acquisition Loan proceeds may be invested by the Trustee (as directed by CH-Twenty, Inc.) in interest-bearing accounts or instruments. Interest derived therefrom shall be applied to make payments on the Acquisition Loan, or, if the Acquisition Loan has been repaid in full, shall be allocated as of the last day of the Plan Year among the Accounts of all Members who have not terminated membership pursuant to Paragraph 2.4 as of such date in proportion to their Earnings for the Plan Year.

        All Financed Shares acquired by the Plan shall initially be credited to a loan suspense account, and will be allocated to the Members' Accounts only as payments on the Acquisition Loan are made. Release from the loan suspense account for allocation to Members' Accounts in each Plan Year shall be based on shares of stock or other non-monetary units, rather than by dollar amount, and shall not be less than the number calculated as follows:

        (a) The number of Financed Shares held in the loan suspense account immediately before the release in the current Plan Year shall be multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the Acquisition Loan for that Plan Year, and the denominator of which is the sum of the numerator plus the total payments of principal and interest on that Acquisition Loan projected to be paid for all future Plan Years. For this purpose, the interest to be paid in future Plan Years is computed by using the interest rate in effect as of the last day of the current Plan Year.

        (b) In lieu of the method described in Subparagraph 5.2(a), the Company may elect (as to each Acquisition Loan) or the provisions of the Acquisition Loan may provide for the release of Financed Shares from the loan suspense account based solely on the ratio that the payments of principal for each Plan Year bear to the total principal amount of the Acquisition Loan. This method may be used only if: (i) the Acquisition Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years; (ii) interest included in any payment on the Acquisition Loan is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables; and (iii) the entire duration of the Acquisition Loan repayment period does not exceed ten years, even in the event of a renewal, extension, or refinancing of the Acquisition Loan.

        As of each date that payments (other than payments with the proceeds of a new Acquisition Loan) are made on an Acquisition Loan, the Financed Shares released from the loan suspense account shall be allocated to Members' Accounts in proportion to the amounts debited from each Member's Account to make the Acquisition Loan payments.

                                    SECTION 6
                         INVESTMENT OF MEMBERS' ACCOUNTS

6.1     Members' Accounts

        The Administrator shall establish and maintain an Account in the name of each Member. Separate records shall be maintained with respect to the portion of a Member's Account attributable to Elective Deferrals under
        Section 3 and transferred amounts under Section 14, and earnings thereon, and the portion of a Member's Account attributable to Company contributions under Section 4 and earnings thereon.

6.2 Investment of Elective Deferrals, Transferred Amounts and Certain Company Contributions

        Upon receipt of a Member's Elective Deferrals, transferred amounts under
        Section 14 and Company contributions pursuant to Subparagraph 6.3(b), the Trustee shall invest such amounts among the following investment alternatives, in the proportion indicated by the Member in his or her investment directions provided to the Administrator:

        (a) In Atlantic Richfield Company Common Stock held under the ESOP Part of the Plan;

        (b) In Atlantic Richfield Company Common Stock held under the non-ESOP Part of the Plan;

        (c) In the Money Market Fund, consisting of specified types of fixed income investments such as deposits in interest-bearing bank accounts, certificates of deposit, corporate or governmental obligations maturing in not more than five years, financial futures contracts, deposits under a deposit administration or similar contract issued by an insurance company or in a commingled or common investment account or fund established and maintained by an investment advisor or a bank (which bank may be the Trustee) and the assets of which are invested primarily in debt obligations, or in any combination thereof as CH-Twenty, Inc. or a delegate thereof may determine;

        (d) In the Equity Fund, consisting of specified equity investments such as common or capital stock of issuers (other than the Company, Subsidiaries or Affiliates, or Lyondell Petrochemical Company or any of its Subsidiaries or Affiliates), bonds, debentures or preferred stocks convertible into common or capital stock of such issuers, financial futures contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent short-term investments maturing in less than one year, or in any combination thereof as CH-Twenty, Inc. or a delegate thereof may determine;

        (e) In the Bond Fund, consisting of specified types of fixed income investments, such as public obligations of the United States or foreign governments or their agencies, securitized financing or corporate bonds of issuers (other than the Company, Subsidiaries or Affiliates, or Lyondell Petrochemical Company or any of its Subsidiaries or Affiliates), debentures, financial futures contracts, interests in any commingled or common fixed income fund established and maintained by an investment advisor or bank (which bank may be the Trustee), interests in any mutual fund or other similar types of fixed income investments and cash equivalent short-term investments, or in any combination thereof as CH-Twenty, Inc. or a delegate thereof may determine;

        (f) In the International Equity Fund consisting of specified investments in global issuers such as common or capital stock (other than common or capital stock of the Company, Subsidiaries or Affiliates, or Lyondell Petrochemical Company or any of its Subsidiaries or Affiliates), preferred stocks, securities convertible into common or capital stock of such issuers, financial futures contracts, currency futures or options, forward currency contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent investments, or similar investments or in any combination thereof as CH-Twenty, Inc. or a delegate thereof may determine; or

        (g) In the Balanced Fund consisting of units of the Equity Fund, the International Equity Fund and the Bond Fund. The weighing of the Balanced Fund shall be approximately 45 percent Equity Fund, 15 percent International Equity Fund and 40 percent Bond Fund.

        A Member's directions as to the initial investment of his or her Elective Deferrals and/or Company contributions shall be provided in such manner as is prescribed by the Administrator. Such directions shall remain in effect until new directions are provided to the Administrator by the Member. A Member may change the direction as to the initial investment of his or her Elective Deferrals and/or Company contributions at any time by providing notice in such manner as may be prescribed by the Administrator. Any change of investment directions shall be effective with respect to Elective Deferrals and/or Company contributions paid to the Trustee for pay periods beginning after the notice is received by the Administrator.

6.3     Investment of Company Contributions

        (a) Except as provided in Subparagraph 6.3(b), all contributions by the Company pursuant to Paragraph 4.1, and any amounts of interest attributable to the proceeds of an Acquisition Loan allocated to Members' Accounts pursuant to Paragraph 5.2 after the Acquisition Loan has been repaid in full, shall at all times be invested in Atlantic Richfield Company Common Stock under the ESOP Part of the Plan. Contributions under Paragraph 4.1 made in cash shall be applied to purchase shares of Atlantic Richfield Company Common Stock or to make payments on an Acquisition Loan within a reasonable time after being paid to the Trustee or after being allocated to Members' Accounts.

        (b) A Member who has attained age 55 may invest Company contributions in any of the investment options set forth in Paragraph 6.2.

6.4     Funds Invested in the Money Market Fund

        (a)     There shall be invested in the Money Market Fund:

                (i) Amounts which a Member elects to have so invested under Subparagraph 6.2(c); and

                (ii) On an interim basis, amounts being accumulated in a Member's Account for investment under Subparagraphs 6.2(a), (b), (d), (e), (f) and (g).

        (b) Subject to the requirement of Subparagraph 6.5(c), a Member may direct, once during each 15-calendar-day period, that funds invested in the Money Market Fund under Subparagraph 6.2(c) be invested in any of the other permitted alternatives; provided, that (i) only one direction whether made solely under this subparagraph, or in combination with a direction under Paragraph 6.5, may be made during a 15-calendar-day period; and (ii) a direction under this subparagraph may not be made earlier than seven days following (A) the date of receipt by the Administrator of a Member's application to make a withdrawal under Section 7, (B) the date a loan application is made under Section 13, or (C) the date a loan repayment is made under Subparagraph 13.8(c)(i).

        (c) Interest shall be allocated on a monthly basis to funds held for a Member in the Money Market Fund as of the last day of a calendar month. However, such allocation shall not be made with respect to funds resulting from a conversion to cash of Atlantic Richfield Company Common Stock, Equity Fund, Bond Fund, International Equity Fund or Balanced Fund units which occurred in the calendar month in which allocation of interest is made.

6.5 Sale and Reinvestment of Common Stock, Equity Fund Units, Bond Fund Units, International Equity Fund Units or Balanced Fund Units

        (a) A Member may direct that shares of Atlantic Richfield Company Common Stock, other than shares purchased with Company contributions made after July 1, 1988, units of the Equity Fund, Bond Fund, International Equity Fund and/or Balanced Fund held in the Member's Account be converted to cash and the proceeds thereof, less any applicable expenses of sale, be invested in a different option described in Paragraph 6.2; provided, that (i) only one direction, whether made solely under this subparagraph, or in combination with a direction under Paragraph 6.4, may be made during a 15-calendar-day period; (ii) a direction under this subparagraph may not be made earlier than seven calendar days following (A) the date of receipt by the Administrator of a Member's application to make a withdrawal under Section 7, (B) the date a loan application is made under Section 13, or (C) the date a loan repayment is made under Subparagraph 13.8(c)(i); and
                (iii) a Member who has attained age 55 as of the date of the direction to convert may, subject to the restrictions described in this paragraph, direct that shares of Common Stock (including Common Stock of a Subsidiary or Affiliate or Lyondell Petrochemical Company attributable to contributions of such companies) held in the Member's Account which are attributable to Company contributions be sold and the proceeds reinvested in one or more of the other options described in Paragraph 6.2.

        (b) The conversion of shares of Atlantic Richfield Company Common Stock to shares of such stock held in the ESOP Part of the Plan described in Subparagraph 6.2(a), and the conversion of shares of Atlantic Richfield Company Common Stock held in the ESOP Part of the Plan to the shares held under Subparagraph 6.2(b) of the Plan, shall be accomplished by a recharacterization of the shares, pursuant to procedures established by the Administrator; provided, that only one direction, whether made solely under this subparagraph or in combination with a direction under Paragraph 6.4, may be made during a 15-calendar-day period.

        (c) Proceeds of the conversion of shares of Atlantic Richfield Company Common Stock to cash may not be reinvested in Atlantic Richfield Company Common Stock until 15 calendar days after the date of such conversion. Proceeds of the conversion of units of the Equity Fund, Bond Fund, International Equity Fund or Balanced Fund to cash may not be reinvested in the Equity Fund, Bond Fund, International Equity Fund or Balanced Fund, as the case may be, until 15 calendar days after the date of such conversion.

6.6     Directives

        All elections and directions by Members concerning the investment of their Accounts shall be made in the manner prescribed by the Administrator, shall be irrevocable and shall become effective upon receipt by the Administrator.

6.7 Purchases and Sales of Atlantic Richfield Company Common Stock Purchases and sales of Common Stock of Atlantic Richfield Company shall be handled in accordance with the following rules and such additional procedures, consistent with such rules, which the Administrator may establish from time to time:

        (a) Purchases and sales of Common Stock of Atlantic Richfield Company pursuant to a Member's directive under Paragraph 6.4 or 6.5, or to accommodate a distribution or withdrawal pursuant to
                Section 7 or 8, shall be made in the open-market as follows:

                (i) Each Wednesday and Friday the Administrator shall execute an open-market transaction, at a time determined at the discretion of the Administrator, covering all participant directives received by the Administrator by such time as determined by the Administrator, and communicated to Members, on the preceding Company business day, except that if a Wednesday or Friday is a Company holiday or a day on which trading on the New York Stock Exchange is closed, the transaction will occur on the next day (a Wednesday or Friday) on which the Plan executes a transaction in the open- market.

                (ii) If an unforeseeable administrative difficulty prevents the execution of the open-market transaction otherwise scheduled for a Wednesday or Friday, such transaction will be executed on the first business day thereafter which does not fall within one of the two exceptions in Subparagraph 6.7(a)(i).

                (iii) The Administrator may, in its discretion, match the purchase and sale orders scheduled for an open-market transaction and transact the net purchase or sale, whichever the case may be. The

                        Administrator may also agree with the Administrator of one or more other individual account plans (as described in Section 3(34) of ERISA, and which is maintained by the Company or its Subsidiaries or Affiliates, and provides for the same purchases and sales pursuant to participant directives described in Paragraphs 6.4 and 6.5) to combine and match orders from all of the plans and execute a "net" transaction, as described above. The price per share allocated to each purchase or sale order shall be the price transacted for the "net" shares on the open-market transaction date otherwise scheduled for the orders under Subparagraph 6.7(a)(i). The price transacted for a "net" transaction shall be the price obtained on the open-market in the case of a single transaction, and the weighted average of the prices obtained on the open-market in the case of multiple transactions.

                (iv) Brokerage commissions, transfer fees and other expenses actually incurred in any such sale or purchase shall be equitably allocated and added to the cost or subtracted from the proceeds of all purchases or sales, as the case may be, effected on a pricing day, whether pursuant to the netting process described in Subparagraph 6.7(a)(iii), or pursuant to actual separate transactions per Member order.

        (b) Purchases of Common Stock of Atlantic Richfield Company with Member's Elective Deferrals or Company contributions under Section s 3 and 4:

                (i) Purchases shall normally be made either in the open-market or from Atlantic Richfield Company, at prices to the Plan not in excess of the fair market value of such Atlantic Richfield Company Common Stock on the date of purchase thereof, as determined by the Trustee.

                (ii) Allocations to Members' Accounts will be made in full and fractional shares.

                (iii) The Trustee may limit the daily volume of purchases to the extent it believes such action to be in the best interests of the Members. When Atlantic Richfield Company Common Stock is purchased, the cost charged to the Accounts of Members affected by such purchase shall be determined on an equitable basis in accordance with rules to be adopted by the Administrator and incorporating the following principles:

                        (A) The cost charged to each affected Member's Account shall be based on the average cost per share of all Atlantic Richfield Company Common Stock purchased during whatever period may be established by the Administrator.

                        (B) Brokerage commissions, transfer fees and other expenses actually incurred in any such purchase shall be added to the cost of any such purchase.

        (c) A Member may direct the Administrator to use any available cash or funds held for the Member under Subparagraph 6.2(c) to exercise any options, rights or warrants issued with respect to Atlantic Richfield Company Common Stock in the Member's Account. In the absence of such direction, or if there are no available funds, any such option, right or warrant having a market value shall be sold for the Member's Account.

6.8     Voting of Atlantic Richfield Company Common Stock

        (a) The Trustee shall vote whole shares of Atlantic Richfield Company Common Stock credited to each Member's Account in accordance with such Members' written instructions. Fractional shares of Atlantic Richfield Company Common Stock shall be aggregated into whole shares of stock and voted by the Trustee, to the nearest whole vote, in the same proportion as shares are to be voted by the Trustee pursuant to Members' written instructions. In the absence of voting instructions by one or more Members, the Trustee shall vote uninstructed shares, to the nearest whole vote, in the same proportion as shares are to be voted by the Trustee pursuant to Members' written instructions. The Trustee shall vote unallocated shares, to the nearest whole vote, in the same proportion as allocated shares are to be voted by the Trustee pursuant to Members' written instructions.

        (b) The Trustee shall exercise rights other than voting rights attributable to whole shares of Atlantic Richfield Company Common Stock credited to each Member's Account in accordance with such Members' written instructions. Rights attributable to fractional shares of Atlantic Richfield Company Common Stock (which for this purpose shall be aggregated into whole shares of stock) shall be exercised by the Trustee in the same proportion as rights which are exercised by the Trustee pursuant to Members' written instructions. In the absence of instructions by one or more Members, the Trustee shall exercise uninstructed rights in the same proportion as rights which are to be exercised by the Trustee pursuant to Members' written instructions. The Trustee shall exercise rights attributable to unallocated shares in the same proportion as rights attributable to allocated shares which are to be exercised by the Trustee pursuant to Members' written instructions.

        (c) The Trustee shall notify the Members of each occasion for the exercise of voting rights and rights other than voting rights within a reasonable time before such rights are to be exercised. This notification shall include all the information that Atlantic Richfield Company distributes to shareholders regarding the exercise of such rights.

6.9     Title of Investments

        All investments will be held in the name of the Trustee or its nominees.

6.10    Allocation of Trust Earnings and Valuation of Trust Investments

        (a) Any cash dividends declared on Atlantic Richfield Company Common Stock held in a Member's Account under the ESOP Part of the Plan as of the record date for the dividend shall be paid in cash to the Member (or, in the event of death, to the Member's beneficiary) on, or as soon as possible following, the payment date for the dividend.

        (b) Any cash dividends declared on Atlantic Richfield Company Common Stock held in a loan suspense account as of the record date for the dividend shall be used to make payments on the Acquisition Loan used to acquire the shares of stock held in such account.

        (c) Except as provided in Subparagraphs 6.10(a) and (b), all dividends or other distributions attributable to shares of Atlantic Richfield Company Common Stock shall be allocated to the Account of the Member whose Account is credited with such shares.

        (d) On the last day of each month, all income attributable to the Money Market Fund shall be allocated to the Member's Account in the ratio that each Member's Money Market Fund Account balance bears to such account balance of all such Members. For the purpose of determining such allocation, the Money Market Fund shall be valued at fair market value.

6.11 Purchase and Redemption of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund Units

        Purchase and redemption of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund units shall be handled in accordance with the following rules and such additional procedures, consistent with such rules, as the Administrator may establish from time to time:

        (a) Units of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund shall be purchased or redeemed, pursuant to Member directions under Paragraph 6.5, on each Wednesday and Friday, covering all Member directives received by the Administrator by such time as determined by the Administrator, and communicated to Members, on the preceding Company business day, except that if a Wednesday or Friday is a Company holiday or a day on which trading on the New York Stock Exchange is closed, the purchase or redemption will be executed on the next day (a Wednesday or Friday) on which the Plan executes a transaction under this Subparagraph 6.11(a).

        (b) If an unforeseeable administrative difficulty prevents the execution of a transaction under Subparagraph 6.11(a), otherwise scheduled on a Wednesday or Friday, such transaction will be executed on the first business day thereafter which does not fall within one of the two exceptions in Subparagraph 6.11(a).

        (c) The Administrator may, in its discretion, combine the purchase and redemption orders scheduled for a Wednesday or Friday and transact the net purchase or sale orders, whichever the case may be. The Administrator may also agree with the Administrator of one or more individual account plans [as described in Section 3(34) of ERISA, and which is maintained by the Company or its Subsidiaries or Affiliates, and provides for the same purchase and redemption procedure described in Subparagraph 6.11(a)], to combine orders from all of the plans and execute a "net" transaction.

        (d) When units of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund are purchased or redeemed, the cost or net proceeds charged or credited to the Accounts of Members affected by such purchase or redemption shall be determined on an equitable basis in accordance with rules to be adopted by the Administrator, which are consistent with the rules described in this section, and incorporate the following principles:

                (i) The net proceeds of any such redemption of fund units in a Member's Account shall be credited to such Member's Account.

                (ii) The cost of any such purchase of fund units for a Member's Account shall be charged to such Member's Account.

                (iii) The net proceeds and cost of fund units shall be based on the net asset value of such units determined on the valuation date next following the date the purchase or redemption order is received by the Administrator. The valuation date shall be determined by the Administrator and shall occur on at least a weekly basis. The net asset value of fund units will be calculated by dividing the difference between the value of the fund assets and fund liabilities by the number of units outstanding with respect to each fund.

                (iv) Brokerage commissions, transfer fees and other expenses actually incurred in any such purchase or redemption shall be added to the cost or subtracted from the gross proceeds, of any such purchase or redemption, respectively.

        (e) Income earned by the Equity Fund, Bond Fund and International Equity Fund shall automatically be reinvested in the Equity Fund, Bond Fund and International Equity Fund, as the case may be. Income, gains and losses shall be reflected in the net asset value of the units of the Equity Fund, Bond Fund and International Equity Fund.

6.12 Voting of the Money Market Fund, Equity Fund, Bond Fund and International Equity Fund Investments

        The Trustee, in accordance with the Trust Agreement, shall exercise all voting and other rights associated with any investments held in the Money Market Fund, Equity Fund, Bond Fund and International Equity Fund.

6.13    Investment Advisory Fees

        The investment advisory fees, if any, incurred for management of the Money Market Fund, Equity Fund, Bond Fund, International Equity Fund and Balanced Fund are charged to each respective fund.

6.14    Member Protection

        No shares of Atlantic Richfield Company Common Stock held by the ESOP Part of the Plan may be subject to a put, call or other option, or buy/sell or similar arrangement. The provisions of this Paragraph 6.14 shall continue to be applicable to the shares of Atlantic Richfield Company Common Stock held by the ESOP Part of the Plan even if such part ceases to be an Employee Stock Ownership Plan under Section 4945(e)(7) of the Code.

6.15    Confidentiality

        The Capital Accumulation Plan Administrative Committee shall be responsible for ensuring the adequacy of procedures established by the Administrator to safeguard the confidentiality of information relating to the purchasing, holding and selling of Atlantic Richfield Company Common Stock and any voting, tender or similar rights relating to such stock.

                                    SECTION 7
             WITHDRAWALS DURING EMPLOYMENT DUE TO FINANCIAL HARDSHIP

7.1     Application for Withdrawal

        A member, other than a member awaiting a deferred distribution, may at any time request the Member's Elective Deferrals (but not the earnings thereon) be paid to the Member due to financial hardship, provided that no more than one hardship withdrawal may be granted during each six-month period. The request must be made to the Administrator at such time and in such manner prescribed by the Administrator and shall include such documentation and/or written explanation requested by the Administrator.

7.2     Basis for Withdrawal

        The Administrator shall authorize a withdrawal on account of financial hardship only upon making a written determination that the withdrawal does not exceed the amount of the immediate and heavy financial need of the Member and that the withdrawal is based on the need for funds under one or more of the five following circumstances:

        (a)     The payment of unreimbursable medical expenses described in
                Section 213(d) of the Code previously incurred by the Employee, the Employee's spouse, or any dependents of the Employee (as defined in Section 152 of the Code) or necessary for these persons to obtain medical care;

        (b) The payment of all or a portion of the purchase price (excluding mortgage payments) of a principal residence of the Member;

        (c) The payment of tuition and related educational expenses for the next 12 months of post-secondary education for the Member, his or her spouse, children or dependents, as defined in Code
                Section 152;

        (d) The need to prevent the eviction of the Member from his or her principal residence or foreclosure on the mortgage of the Member's principal residence; and

        (e) The need to satisfy a judgment of a federal, state or local court against the Member (such withdrawal will be permitted only if a written determination is made that such withdrawal is necessary in light of immediate and heavy financial need of the Member).

7.3     Payment of Withdrawal

        (a) A hardship withdrawal shall be paid in a single payment to the Member within 60 days following the Administrator's favorable determination.

        (b) A hardship withdrawal shall not cause a termination of Membership in the Plan.

        (c) To the extent permitted by the Code or regulations thereunder, a Member may elect, at a time and in the manner prescribed by the Administrator, to have all or a portion of a hardship withdrawal made payable to an eligible retirement plan. An eligible retirement plan is an individual retirement account or annuity described in Section 408(a) or (b) of the Code, an annuity plan described in Section 403(a) of the Code or a qualified trust described in Section 401(a) of the Code that accepts the deposit of such withdrawal.

7.4     Condition to Receipt of Withdrawal

        As a condition to receiving the withdrawal:

        (a) The Member must have obtained all distributions and all nontaxable loans available as of the date of the withdrawal under this Plan and any other employee benefit plan maintained by the Company and any Subsidiary or Affiliate;

        (b) The Member's contributions to any other defined contribution or defined benefit employee pension benefit plan maintained by the Company and any Subsidiary or Affiliate are to be suspended for a period of 12 months after the Member's receipt of the hardship distribution; and

        (c) The Member may not make Elective Deferrals during the remainder of the Member's taxable year or the taxable year immediately following the taxable year in which the hardship distribution is made.

                                    SECTION 8
                 PAYMENTS ON TERMINATION OF COMPANY EMPLOYMENT,
                            DIVORCE OR OTHER REASONS

8.1     Termination of Employment

        (a) If a Member's membership in the Plan is terminated due to disability, termination of employment for any other reason except death, or as the result of a sale described in Subparagraphs 2.4(a)(ii) or (iii), the Member shall receive all items in the Member's Account. Each Member shall be fully vested at all times in all items in the Member's Account, whether the same be derived from Elective Deferrals, transferred amounts, or Company contributions, or earnings thereon.

        (b) Upon the election of the Member who has terminated employment, all items in a Member's Account shall be distributed to the Member. With respect to a Member who does not request a distribution and whose Account balance exceeds $3,500:

                (i) Notwithstanding anything to the contrary in this Paragraph 8.1 and subject to the provisions of Paragraph 8.7, a Member's Account shall be distributed no later than age 65, or, if later, 12 months following termination of membership under Subparagraph 8.1(a);

                (ii) In the case of the Member's death prior to final distribution, the Member's Account shall be distributed in accordance with Paragraph 8.2 of the Plan; and

                (iii) No loans or hardship withdrawals may be taken following termination of employment or disability.

        (c) Notwithstanding anything to the contrary in this Paragraph 8.1, all items in the Account of a Member who has terminated employment, and whose Account balance is $3,500 or less, shall be distributed 12 months following the Member's termination of membership, unless the Member elects an earlier distribution date.

        (d) Notwithstanding anything in the Plan to the contrary, when a Member elects to receive all items in the Member's Account and, in conjunction therewith, directs that items in his or her Account be converted pursuant to Paragraph 6.4 or 6.5, the conversion shall be transacted on the first transaction date under the Plan following the Administrator's receipt of a request for distribution.

8.2     Death

        (a) If a Member dies, or a former Member dies while awaiting receipt of a distribution pursuant to Paragraph 8.1, and it is established to the Plan's satisfaction that the consent required under Subparagraph 8.2(c), either has been obtained or was not obtainable, all items in the Member's or former Member's Account shall be paid to the beneficiary or beneficiaries most recently designated by the Member or former Member in such manner as prescribed by the Administrator. Such payment shall be made no later than 90 days following the close of the Plan Year in which the Plan receives certification of the Member's death. If no such designation shall have been made, or if all designated beneficiaries should die before the Member or former Member, payment shall be made to the Member's or former Member's estate.

        (b) Except as provided in Subparagraph 8.2(c), if a Member or former Member is survived by a spouse, all items in the Member's or former Member's Account shall be paid to the Member's spouse.

        (c) If a Member or former Member is survived by a spouse, all items in a Member's or former Member's Account shall be paid to the beneficiary or beneficiaries most recently designated by the Member or former Member in such manner as prescribed by the Administrator; provided, (i) the surviving spouse of the Member or former Member has irrevocably consented in writing to the designation of the specific beneficiary or beneficiaries, which designation may not be changed without spousal consent (or the spouse expressly permits designations by the Member or former Member without any further spousal consent), such consent acknowledged the effect of the election and such consent was witnessed by a notary public, or (ii) it is established to the Plan's satisfaction that the consent required by Subparagraph 8.2(c)(i), could not be obtained because the surviving spouse could not be located or because of such other circumstances as the Secretary of Treasury may by regulation prescribe. Any consent necessary under this paragraph shall be effective only with respect to such spouse, or, in the event it is established that the consent may not be obtained, such designated spouse. A revocation of a prior designation may be made by a Member without the consent of the spouse at any time prior to the Member's death. A consent that permits designation by the Member or former Member without any requirement for further consent by the spouse must acknowledge that the spouse has the right to limit consent to a specific beneficiary and that the spouse voluntarily elects to relinquish such right.

8.3     Disability

        Disability means a medically determinable physical or mental impairment resulting from illness or injury as a result of which the Member is unable to perform one or more of the substantial duties of the Member's normal work assignment with the Company or of any work assignment which the Company determines is available to the Member and for which the Member is reasonably qualified by education, training or experience to perform as determined by the Administrator after review by the Medical Board or such other entity as designated by the Administrator.

8.4     Divorce

        To the extent specified in a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code, distributions from a Member's Account may be made to an Alternate Payee, as defined in Section 414(p) of the Code, prior to the Member's termination of membership under Subparagraph 8.1(a). Distributions under this paragraph shall be made at the time set forth in the Qualified Domestic Relations Order, or, if such order provides, at the time elected by the Alternate Payee.

8.5     Rollover

        (a) Notwithstanding anything in this Section 8 to the contrary, a distributee, as defined below, may elect, at a time and in the manner prescribed by the Administrator, to have all or a portion of a distribution under this Section 8, other than any amount required to be distributed pursuant to Section 401(a)(9) of the Code, made payable to an eligible retirement plan.

        (b) For purposes of this Section 8, other than Paragraph 8.2, an eligible retirement plan is an individual retirement account or annuity described in Section 408(a) or (b) of the Code, an annuity plan described in Section 403(a) of the Code or a qualified trust described in Section 401(a) of the Code that accepts such distribution. For purposes of a distribution under Paragraph 8.2, an eligible retirement plan is an individual retirement account or annuity.

        (c) Distributee means an Employee or former Employee, the surviving spouse of such Employee or such Employee's spouse or former spouse who is an alternate payee as defined in Section 414(p) of the Code.

8.6     Notice

        With respect to a Member whose account exceeds $3,500, the Administrator shall provide the notice required by Section 1.411(a)-11(c) of Income Tax Regulations no less than 30 days and no more than 90 days before the Member's date of distribution; provided, however, that such distribution may commence less than 30 days after the required notice is given if:

        (a) The Member is informed of the Members' right to a period of at least 30 days after receiving the notice to consider distribution options; and

        (b) The Member, after receiving the notice, affirmatively elects a distribution.

8.7     Distributions

        Notwithstanding anything in the Plan to the contrary, a Member's Account shall be distributed in a lump sum, no later than the first day of April following the calendar year in which the Member attains age 70-1/2. Any amounts subsequently allocated to a Member's Account shall be distributed during the calendar year immediately following the year of allocation.

8.8     Distribution of Benefits

        The distribution of benefits under this Plan to a Member who has elected to receive such benefits shall be made not later than the 60th day after the latest of the close of the plan year in which (a) the Member attains age 65 or such earlier normal retirement age as may be specified in this Plan; (b) there occurs the tenth anniversary of the year in which the Member commenced membership in this Plan; or (c) the Member's service with the Company is terminated.

                                    SECTION 9
                                 ADMINISTRATION
               CAPITAL ACCUMULATION PLAN ADMINISTRATIVE COMMITTEE

9.1     Capital Accumulation Plan Administrative Committee

        The Plan shall be administered by a Capital Accumulation Plan Administrative Committee. The Committee shall consist of the Senior Vice President, Human Resources of Atlantic Richfield Company, who shall serve as Chairperson, and not less than two other persons appointed by the Chairperson. Members of the Committee shall serve without compensation. Vacancies shall be filled by the Chairperson or the Chairperson's delegate.

9.2     Rules of Conduct

        The Capital Accumulation Plan Administrative Committee shall adopt such rules for the conduct of its business and administration of this Plan as it considers desirable; provided, they do not conflict with this Plan.

9.3     Legal, Accounting, Clerical

        The Capital Accumulation Plan Administrative Committee may authorize one or more of its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. Unless paid by the Company, all expenses of the Company, the Administrator and the Plan shall be paid by the Plan, to the extent they constitute reasonable expenses of administering the Plan. The Plan may reimburse expenses paid directly by the Company or its designee. This provision shall be deemed a part of any contract to provide for expenses of Plan administration, whether or not the signatory to such contract is, as a matter of convenience, the Company or its designee.

9.4     Interpretation of Provisions

        The Capital Accumulation Plan Administrative Committee shall have full discretion and final authority to determine eligibility for benefits and to interpret the provisions of this Plan, to decide questions arising in its administration, and to establish such other rules for its administration as may be desirable.

9.5     Records of Administration

        The Capital Accumulation Plan Administrative Committee shall keep records reflecting the administration of this Plan which shall be subject to audit by the Company. Members may examine records pertaining directly to themselves. At least annually, the Capital Accumulation Plan Administrative Committee shall have mailed to each Member a statement of his or her Account and such statement shall be deemed to have been accepted as correct for all purposes of this Plan unless written notice to the contrary is received by the Capital Accumulation Plan Administrative Committee or the Trustee within 30 days after the date of mailing.

9.6     Claims for Benefits

        Applications for benefits must be made in such manner as prescribed by the Administrator. The Administrator shall have full discretion and final authority to determine eligibility for benefits and to construe the terms of the Plan in acting upon an initial application for benefits or an appeal of a denial of an application for benefits. Each application shall be acted upon and approved or disapproved within 90 days following its receipt by the Administrator. In the event special circumstances require an extension of time for reviewing the initial application for benefits, the Administrator shall make a determination as soon as practicable but no later than 180 days following receipt of the application. If any application for benefits is denied, in whole or in part, the Administrator shall notify the applicant in writing of such denial and of the applicant's right to a review by the Administrator and shall set forth in a manner calculated to be understood by the applicant, specified reasons for such denial, specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the applicant to perfect the application, an explanation of why such material or information is necessary, and an explanation of the Plan's review procedure.

        Any person, or a duly authorized representative thereof, whose application for benefits is denied in whole or in part, may appeal from such denial to the Administrator for a review of the decision by submitting to the Administrator within 60 days after receiving notice of denial, a written statement:

        (a) Requesting a review of the application for benefits by the Administrator;

        (b) Setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and

        (c) Setting forth any issues or comments which the applicant deems relevant to the application.

        The Administrator shall act upon each such appeal application within 60 days after the later of receipt of the applicant's request for review by the Administrator or receipt of any additional materials reasonably requested by the Administrator from such applicant. In the event special circumstances require an extension of time for reviewing the appeal, the Administrator shall make a determination as soon as practicable but no later than 120 days following receipt of the appeal.

        The Administrator shall make a full and fair review of each such application and any written materials submitted by the applicant or the Company in connection therewith and may require the Company or the applicant to submit within 30 days of written notice by the Administrator therefor, such additional facts, documents, or other evidence as the Administrator, in its sole discretion, deems necessary or advisable in making such a review. The Administrator shall have full discretion in making an independent determination of the applicant's eligibility for benefits under the Plan and shall have full discretion to construe the terms of the Plan in making its review. The decision of the Administrator on any application for benefits shall be final and conclusive upon all persons.

        If the Administrator denies an application in whole or in part, the Administrator shall give written notice of its decision to the applicant setting forth in a manner calculated to be understood by the applicant the specific reasons for such denial and specific references to the pertinent Plan provisions on which the Administrator's decision was based.

9.7     Liability of Committee

        No member of the Capital Accumulation Plan Administrative Committee shall be liable for any action taken in good faith or for the exercise of any power given the Capital Accumulation Plan Administrative Committee, or for the actions of other members of said Committee unless and except to the extent that such liability is imposed under law as a result of a breach by such member of his or her fiduciary responsibilities.

9.8     Medical Board

        The Capital Accumulation Plan Administrative Committee may appoint a Medical Board consisting of not less than three physicians, who shall be authorized to make, or have made, any physical or mental examinations required or authorized by the Administrator or by the provisions of this Plan.

9.9     Unlocated Member

        If the Committee is unable, after reasonable and diligent effort, to locate a Member or beneficiary entitled to payment under the Plan, such payment may be forfeited and used to pay Plan expenses. If the Member or beneficiary later files a claim for benefit, such benefit will be reinstated.

9.10    Legal Representative

        The Capital Accumulation Plan Administrative Committee shall act on behalf of the Plan with respect to any claim or cause of action, whether arising in the course of administrative or judicial proceedings or otherwise, and shall be responsible for initiating, pursuing and defending any such claim or cause of action involving the Plan.

                                   SECTION 10
                     AMENDMENTS, DISCONTINUANCE, LIABILITIES

10.1    Amendment of Plan

        This Plan may be amended by the Board of Directors of CH-Twenty, Inc. if, as amended, it continues to be for the exclusive benefit of Employees. However, no amendment shall reduce the account of any Member as of the date of such amendment.

10.2    Termination

        CH-Twenty, Inc. intends to continue this Plan indefinitely but reserves the right to terminate it at any time, by action of its Board of Directors. If this Plan is terminated, or if there is a complete discontinuance of contributions under this Plan by the Company, all amounts credited to Accounts of Members shall be held for distribution as provided in Section 8.

10.3    Liability of Company

        The Company shall have no liability for payments under this Plan except to make the contributions required by Section 4. Any payments under the Plan shall be made solely from the fund held by the Trustee.

                                   SECTION 11
                                  MISCELLANEOUS

11.1    Employment

        This Plan shall not give any Member any right to be continued in the employment of the Company.

11.2    Benefits Not Assignable

        Except as provided in Paragraph 8.4, no benefit under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, and shall not be subject to attachment or other process.

11.3    Discharge of Liability

        If the Administrator deems any person incapable of receiving benefits to which such person is entitled under this Plan, by reason of minority, illness, infirmity, mental incompetency or other incapacity, it may direct the Trustee to make payment directly for the benefit or the account of such person or to any eligible person selected by the Administrator to disburse such payment whose receipt shall be a complete settlement therefor.

11.4    Governing Laws

        The Plan shall be governed by and construed in accordance with federal laws governing employee benefit plans qualified under the Code or with the laws of the State of Delaware to the extent not preempted by federal law.

11.5    Limitation on Mergers

        This Plan may not merge or consolidate with, or transfer any of its assets or liabilities to any other plan unless each Member in this Plan would, if said other plan were to terminate, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit such Member would have been entitled to receive immediately before the merger, consolidation or transfer if this Plan had terminated.

11.6    Delegation of Fiduciary or Administrative Responsibilities

        CH-Twenty, Inc., by resolution of its Board of Directors or by written action of any officer generally or specifically named by such a resolution to take such an action, and the Capital Accumulation Plan Administrative Committee, by resolution of said Committee, may at any time delegate to any other named person or body, or reassume therefrom, any of their respective fiduciary responsibilities or administrative duties with respect to this Plan, including the power to delegate and reassume such responsibilities and duties by written action naming the person or body to whom the responsibility has been delegated. However, only the immediate delegate of CH-Twenty, Inc. or the Capital Accumulation Plan Administrative Committee, as the case may be, may, if so authorized by CH-Twenty, Inc. or said Committee, delegate any such responsibilities or duties.

11.7    Named Fiduciary

        The named fiduciary with respect to this Plan is CH-Twenty, Inc. except that (a) as to any matter specified in this Plan as being the responsibility or function of the Capital Accumulation Plan Administrative Committee, the named fiduciary is said Committee, (b) as to any matter specified in the Plan or in the trust agreement as being the responsibility or function of the Trustee or the Investment Officer of Atlantic Richfield Company, the named fiduciary is the Trustee or the Investment Officer, as the case may be, and (c) as to any matter specified in the Plan as being the responsibility or function of the President of CH-Twenty, Inc., the named fiduciary is such President.



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

11.8    Transferred Funds

        (a)     Predecessor Plan Assets

                (i) Assets transferred on behalf of a Member to this Plan from the subaccount attributable to the Member's Deferrals under the Predecessor Plan shall be invested in the same manner as such assets were invested under the Predecessor Plan as of the transfer date, until the Member directs reinvestment of such assets pursuant to Paragraph 6.4 or 6.5 of the Plan.

                (ii) Assets transferred on behalf of a Member to this Plan from the subaccount attributable to Company contributions under the Predecessor Plan, which have been invested solely in Atlantic Richfield Company Common Stock, shall be invested (and shall remain so invested) in Atlantic Richfield Company Common Stock under the ESOP Part of the Plan.

        (b)     Capital Accumulation Plan Assets of a Subsidiary or Affiliate

                Upon the transfer of an Employee eligible to participate in this Plan from a Subsidiary or Affiliate, other than Atlantic Richfield Company, any assets maintained under a capital accumulation plan of such Subsidiary or Affiliate on behalf of such Employee will be transferred to this Plan in the same investment alternative under which held as of the transfer date, and such transferred assets will be subject to the reinvestment provisions under Paragraph 6.4 or 6.5, except as provided in the following special conditions:

                (i) Any assets transferred on behalf of a Member which have been invested in Common Stock of a Subsidiary or Affiliate, other than Atlantic Richfield Company, in the subaccount attributable to the Member's Deferrals under the capital accumulation plan of a Subsidiary or Affiliate will remain so invested, with future dividends being reinvested in such stock under the Member's Account, absent the Member's direction to reinvest such assets pursuant to Paragraph 6.5 of the Plan; provided, however, that any assets converted from the Common Stock of such Subsidiary or Affiliate to another investment alternative under the Plan may not be reinvested in Common Stock of a Subsidiary or Affiliate.

                (ii) Any assets transferred on behalf of a Member which have been invested in the Common Stock of a Subsidiary or Affiliate, other than Atlantic Richfield Company, in the subaccount attributable to Company contributions under the capital accumulation plan of such Subsidiary or Affiliate, will remain so invested, with future dividends being reinvested in such stock under the Member's Account; provided, however, that the Member may elect to convert such assets to Atlantic Richfield Company Common Stock held under the ESOP Part of the Plan and any assets so converted may not be reinvested in the Common Stock of a Subsidiary or Affiliate

                (iii) Common Stock of a Subsidiary or Affiliate held by the Plan shall be subject to the sale and voting provisions of Section 6.

                                   SECTION 12
                              TOP HEAVY PROVISIONS

If the Plan is or becomes Top Heavy in any Plan Year, the provisions of this
Section 12 will supersede any conflicting provisions in the Plan.

12.1    Definitions

        (a) Key Employee means an Employee, former Employee or an Employee's beneficiary who at any time during the determination period is:

                (i) An officer of the Company who has annual Compensation greater than 50 percent of the amount in effect under
                        Section 415(b)(1)(A) of the Code for the Plan Year;

                (ii) One of the ten Employees owning (or considered as owning within the meaning of Section 318 of the Code) the largest interest in the Company; provided, such Employee's annual Compensation from the Company exceeds the dollar limitation under Section 415(c)(1)(A) of the Code. If two or more Employees have the same ownership interest, the Employee with the greater annual Compensation from the Company for the Plan Year shall be considered to own the larger interest in the Company;

                (iii)   A five percent owner of the Company; or

                (iv) A one percent owner of the Company who has annual Compensation from the Company of more than $150,000.

                The determination period of the Plan is the Plan Year containing the Determination Date and the four preceding Plan Years.

                The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

        (b) Top Heavy Plan: For any Plan Year, this Plan is Top Heavy if any of the following conditions exist:

                (i) If the Top Heavy Ratio for this Plan exceeds 60 percent and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans;

                (ii) If this Plan is a part of a Required Aggregation Group of plans (but which is not part of a Permissive Aggregation Group) and the Top Heavy Ratio for the group of plans exceeds 60 percent; or

                (iii) If this Plan is a part of a Required Aggregation Group of plans and part of a Permissive Aggregation Group and the Top Heavy Ratio for the Permissive Aggregation Group exceeds 60 percent.

        (c)     Top Heavy Ratio

                (i) If the Company maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Company has not maintained any defined benefit plan which during the five- year period ending on the Determination Date(s) has or has had accrued benefits, the Top Heavy Ratio for this plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date(s) [including any part of any account balance distributed in the five-year period ending on the Determination Date(s)], and the denominator of which is the sum of all account balances [including any part of any account balance distributed in the five-year period ending on the Determination Date(s)], both computed in accordance with Section 416 of the Code and the regulations thereunder. Both the numerator and denominator of the Top Heavy Ratio are adjusted to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Section 416 of the Code and the regulations thereunder.

                (ii) If the Company maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Company maintains or has maintained one or more defined benefit plans which during the five-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with Subparagraph 12.1(c)(i), and the Present Value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Members, determined in accordance with Subparagraph 12.1(c)(i), and the Present Value of accrued benefits under the defined benefit plan or plans for all Members as of the Determination Date(s), all determined in accordance with
                        Section 416 of the Code and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top Heavy Ratio are adjusted for any distribution of an accrued benefit made in the five-year period ending on the Determination Date.

                (iii) For purposes of Subparagraphs 12.1(c)(i) and (c)(ii), the value of account balances and the Present Value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date except as provided in Section 416 of the Code and the regulations thereunder for the first and second Plan Years of a defined benefit plan. The account balances and accrued benefits of a Member (A) who is not a Key Employee but who was a Key Employee in a prior year, or
                        (B) effective January 1, 1985, who has not been credited with at least one Hour of Service with a Company maintaining the Plan at any time during the five-year period ending on the Determination Date will be disregarded. The calculation of the Top Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

                (iv) The accrued benefit of a Member other than a Key Employee shall be determined under the method, (A) if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company, or
                        (B) absent such method, as if such benefits accrued not more rapidly than the slowest accrued rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

        (d) Permissive Aggregation Group: The Required Aggregation Group of plans plus any other plan or plans of the Company which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Section 401(a)(4) and Section 410 of the Code.

        (e)     Required Aggregation Group means:

                (i) Each qualified plan of the Company in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan terminated); and

                (ii) Any other qualified plan of the Company which enables a plan described in Subparagraph 12.1(e)(i) to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

        (f) Determination Date means for any Plan Year the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

        (g)     Valuation Date means December 31 of each year.

        (h) Present Value: Present Value shall be based on interest rate and the mortality tables specified in the Company's defined benefit plan.

        (i)     Compensation means all compensation, as that term is defined for
                Section 415 purposes, but including amounts contributed by the Company pursuant to salary reduction agreements which are excludable from the Employee's income under Code Section 125,
                Section 402(e)(3), Section 402(h) and Section 403(b).

12.2    Minimum Allocation

        (a)     Except as otherwise provided in Subparagraphs 12.2(b), (c) and
                (d), the Company contributions allocated on behalf of any Member who is not a Key Employee shall not be less than the lesser of three percent of such

                Member's Compensation or in the case where the Company has no defined benefit plan which designates this Plan to satisfy
                Section 401 of the Code, the largest percentage of Company contributions, as a percentage of the first $150,000 of the Key Employee's Compensation, allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution. This minimum allocation shall be made even though, under other Plan provisions, the Member would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Member's failure to complete 1,000 Hours of Service, or (ii) the Member's failure to make mandatory employee contributions to the Plan, or (iii) Compensation less than a stated amount.

        (b) The provision in Subparagraph 12.2(a), shall not apply to any Member who was not employed by the Company on the last day of the Plan Year.

        (c) If Members of this Plan are covered by one or more defined benefit plans maintained by the Company or its Subsidiaries, the minimum allocation or benefit requirements applicable to Top Heavy plans shall first be met by such defined benefit plan or plans.

        (d) If Members of this Plan are covered by one or more defined contribution plans maintained by the Company or its Subsidiaries, and are not covered by any defined benefit plans of the Company or its Subsidiaries, the minimum allocation requirement will be met by the defined contribution plan in which the Employee is an active member in the following order:

                1.      Money Purchase Pension Plan

                2.      Profit Sharing Plan, and

                3.      Stock Bonus Plan

        (e) For purposes of satisfying the minimum allocation requirements of this Paragraph 12.2, Elective Deferrals and Company contributions under Paragraph 4.1 may not be taken into account.

12.3 The minimum accrued benefit required [to the extent required to be nonforfeitable under Section 416(b)] may not be suspended or forfeited under Code Section 411(a)(3)(B) or Section 411(a)(3)(D).

12.4 For any Plan Year in which the Plan is Top Heavy, only the first $150,000 (or such larger amount as may be prescribed by the Secretary of Treasury or the Secretary's delegate) of each Member's annual Compensation will be taken into account for purposes of determining benefits under the Plan.

12.5 In any Plan Year in which the Top Heavy Ratio exceeds 60 percent the denominators of the defined benefit fraction and defined contribution fraction [as previously defined in the Plan] shall be computed using 100 percent of the dollar limitation instead of 125 percent. The preceding sentence shall not apply to an Employee so long as there are no:

        (a) Company contributions, forfeitures or voluntary nondeductible contributions allocated to such Employee, or

        (b) Accruals for such Employee under any qualified defined benefit plan.

12.6 In determining the highest rate of contribution applicable to any Key Employee, amounts that such Key Employee elects to defer under an arrangement qualified under Section 401(k) of the Code will be counted for the purposes of Section 416 of the Code.

                                   SECTION 13
                                LOANS TO MEMBERS

13.1    General

        A Member may borrow from his or her Account in accordance with the terms and conditions set forth in this Section 13 and such additional rules, consistent with such terms and conditions, which the Administrator may establish from time to time.

13.2    Eligibility

        To be eligible to apply for and receive a loan, the Member must be in receipt of regular Earnings. The loan shall be irrevocable upon the earlier of:

        (a)     Endorsement of the check representing the loan proceeds, or

        (b)     Expiration of ten days from issuance of such check.

13.3    Loan Amount

        (a)     The maximum loan shall be the greater of (i) or (ii), below:

                (i) The lesser of $10,000 (reduced by the outstanding balance of any loan from the CH-Twenty, Inc. Savings
                        Plan) or the value of the Member's Account (which shall include the total of the Member's Accounts in the CH-Twenty, Inc. Capital Accumulation and Savings Plans as of the date of the loan and shall exclude United States Savings Bonds); or

                (ii) The lesser of one half of the Member's Account (which shall include the total of the Member's Accounts in the CH-Twenty, Inc. Capital Accumulation and Savings Plans as of the date of the loan and shall exclude United States Savings Bonds), or $50,000 reduced by the highest balance, at any specific time, of any outstanding loan or loans during the preceding 12 months from the Plan or the CH-Twenty, Inc. Savings Plan).

        (b) A loan must be in cash, in increments of $100 and in an amount not less than $1,000.

        (c) The maximum loan amount shall be reduced to the extent necessary to prevent each installment of the loan payment, including principal and interest, when added to installments under any outstanding loan under the CH-Twenty, Inc. Savings Plan, from exceeding 25 percent of a Member's biweekly Earnings.

        (d) The loan amount may not exceed the lesser of (i) the amount of the Member's Deferrals and earnings thereon at the time the loan is made (excluding assets which originated in the Atlantic Richfield Employee Stock Ownership Plan) or (ii) the amount of the security, as described hereafter, for the loan.

        (e) The value of Common Stock, the Equity Fund, the International Equity Fund, the Bond Fund and the Balanced Fund for purposes of Subparagraph 13.3(a), will be determined on the sale date, pursuant to Paragraph 6.7 or 6.11, immediately preceding the date the loan application is received by the Administrator.

13.4    Frequency

        (a) A Member may have such number of loans outstanding at any time as shall be determined by the Administrator.

        (b) A loan application may be submitted only once during any 15-day period and a loan application may not be submitted earlier than seven days following receipt by the Administrator of a Member's application to make a purchase or sale under Paragraph 6.5 or a hardship withdrawal under Section 7.

        (c) A loan application may not be submitted earlier than 15 days following repayment of a previous loan under the Plan the CH-Twenty, Inc. Savings Plan.

13.5    Interest Rate

        A loan shall bear interest at a rate established and communicated by the Capital Accumulation Plan Administrative Committee to provide the Plan with a rate of return commensurate with prevailing interest rates charged on similar commercial loans by persons in the business of lending money.

13.6    Security

        (a) Each loan must be evidenced by a loan agreement executed by the Member for the amount of the loan, including principal and interest, payable to the order of the Trustee.

        (b) Security for the loans shall equal 50 percent of the assets in the Member's Account.

        (c) The assets which constitute security for the loan will be valued on the date of the loan agreement, or at such other time as may be determined by the Administrator.

13.7    Funding of the Loan

        (a) The Member shall direct, on a form prescribed by the Administrator, which assets shall be used to provide the loan proceeds; provided, however, that Company contributions that are held under the ESOP Part of the Plan, and earnings thereon, may not be used to fund a loan. To the extent the Member does not give such directions, the loan will be funded in accordance with procedures established by the Administrator.

        (b) The value of Common Stock, the Equity Fund, the International Equity Fund, the Bond Fund and the Balanced Fund sold to provide the loan proceeds shall be determined on the sale date, pursuant to Paragraph 6.7 or 6.11, immediately following the date the loan application is received by the Administrator.

13.8    Repayment of the Loan

        (a) As determined by the Member, but subject to the restriction in Subparagraph 13.3(c), a loan may be repaid over a period of one, two, three, four or five years or, in the case of a loan used to acquire the Member's principal residence, such longer term as determined by the Administrator and permitted under Section 72(p) of the Code.

        (b) Principal and interest shall be amortized, on a level basis, over the term of the loan.

        (c) Except as provided below, payments shall be made by means of payroll deductions, the authorization of which shall be irrevocable.

                (i) The loan may be repaid in full at any time without penalty.

                (ii) If a Member is not in receipt of regular Earnings sufficient to permit repayment of the loan, repayment shall be made by means prescribed by the Administrator.

                Repaid principal and interest shall be credited to the Member's Money Market Fund account.

13.9    Deemed Distribution

        A distribution of the unpaid principal shall be deemed to have been made to the Member, if the Member:

        (a) Separates from service for any reason, including retirement, termination of employment, divestiture or death. The deemed distribution shall occur upon the earlier of 12 months following termination of membership or the date the loan was due.

        (b) Fails to make repayment under Subparagraph 13.8(c)(ii) for a period of seven consecutive scheduled payment dates.

13.10   Default

        If the Member is not in receipt of regular Earnings sufficient to permit repayment of the loan for a period exceeding seven consecutive pay periods, and other arrangements acceptable to the Administrator have not been agreed to by the Member, the loan will be deemed in default and the Administrator will realize on the security in accordance with applicable laws.

                                   SECTION 14
                           TRANSFERS FROM OTHER PLANS

14.1    Transfers from Other Qualified Plans

        An Employee who has had distributed to the Employee all or a portion of his or her taxable interest in a plan meeting the requirements of
        Section 401(a) of the Code (the "Other Plan") may, in accordance with procedures approved by the Capital Accumulation Plan Administrative Committee, transfer in cash all or a portion of the taxable distribution received from the Other Plan to the Plan, provided the following conditions are met:

        (a) The transfer occurs on or before the 60th day after the Member receives the distribution from the Other Plan;

        (b) The distribution from the Other Plan qualifies as an eligible rollover distribution within the meaning of Section 402(c)(4) of the Code; and

        (c) The amount transferred does not exceed the maximum amount which may be rolled over in accordance with Section 402(c)(2) of the Code.

14.2    Transfers From Individual Retirement Accounts

        An Employee who receives a distribution from an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code which constitutes the entire amount of such account or annuity (including earnings thereon), and no portion of which is attributable to any source other than a lump sum distribution from a qualified plan described in Paragraph 14.1, may, in accordance with procedures approved by the Capital Accumulation Plan Administrative Committee, transfer in cash all or a portion of such distribution to the Plan, within 60 days after receiving the distribution.

14.3    Participation

        Notwithstanding anything in the Plan to the contrary, an Employee who transfers funds to the Plan pursuant to Paragraph 14.1 or 14.2, shall, upon such transfer, become a Member of the Plan except that the right to make Elective Deferrals or receive Company contributions will remain subject to Paragraph 2.1.

14.4    Administration

        The Administrator shall develop such procedures, including procedures for obtaining information from an Employee desiring to make such a transfer, as it deems necessary or desirable to enable it to determine that the proposed transfer will meet the requirements of this section. Upon approval by the Capital Accumulation Plan Administrative Committee, the amount transferred shall be deposited with the Trustee in the Employee's Elective Deferral Account.